UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2008 (October 16, 2008)
GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana	0-21086	72-1212563
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or Organization)

8000 Global Drive	70665
P.O. Box 442, Sulphur, LA	70664-0442
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (337) 583-5000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     In a press release issued Thursday, October 16, 2008, Global Industries, Ltd. (the “Company”) announced that it expects to report a third quarter 2008 net loss of approximately 45 cents to 50 cents per diluted share. The Company continued to experience significant adverse impacts on gross profits during the quarter on certain Middle East projects due to productivity and logistical issues. Lower than expected revenues also contributed to the third quarter earnings shortfall, as did lower than expected vessel utilization in North America.
     A copy of the press release announcing updated guidance for the quarter ended September 30, 2008 is furnished herewith as Exhibit 99.1 and is incorporated by reference herein in its entirety.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On October 16, 2008, B.K. Chin resigned from his positions as Chairman of the Board of Directors, Chief Executive Officer of the Company and as a director of the Company, effective on October 16, 2008.
     In connection with Mr. Chin’s resignation, John A. Clerico, 67, was elected Chairman of the Board and appointed interim Chief Executive Officer of the Company effective October 16, 2008. Mr. Clerico has been a member of the Company’s Board since February 2006 and is the Chairman of Chartmark Investments, Inc., a company he founded in 2001. Mr. Clerico previously served as Executive Vice President and Chief Financial Officer of Praxair, Inc. From 1999-2000, Mr. Clerico was a member of the Office of the Chairman at Praxair and also had leadership responsibility for the company’s operations in Europe and South America. Prior to that, Mr. Clerico was an executive with Union Carbide Company where he served as Treasurer and Chief Financial Officer. Mr. Clerico will serve as interim Chief Executive Officer until the Board completes its search for a permanent Chief Executive Officer.
     In connection with Mr. Chin’s resignation, the Company entered into a Resignation and Release Agreement with Mr. Chin dated October 16, 2008. The agreement, together with Mr. Chin’s executive employment agreement (previously filed with the Securities and Exchange Commission as Exhibit 10.1 to its Current Report on Form 8-K filed on September 22, 2006), provides, among other things, that: (i) Mr. Chin will receive a cash severance payment of $2,717,000 (an amount equal to twice his current base salary and current year bonus assuming target level performance as provided in his employment agreement) plus $140,000 (which is being provided in lieu of continuing medical insurance coverage), which severance pay is payable in two installments: one in the fourth quarter of 2008 and one in the second quarter of 2009; (ii) vesting on all unvested stock options held by Mr. Chin (representing 175,001 shares) will be accelerated and the period during which the options are exercisable for all stock options held by Mr. Chin (representing 275,000 shares) will be extended for the remaining portion of the original grant; (iii) all restricted stock awards held by Mr. Chin (which represent 188,334 shares) will vest and all forfeiture restrictions will lapse; and (iv) all performance unit awards previously granted to Mr. Chin will remain outstanding and will be paid if earned at the end of the relevant performance cycle in accordance with their terms as if Mr. Chin had remained an employee of the Company throughout the relevant performance cycle.

     The agreement also provides that Mr. Chin will serve as a consultant to the Company and remain available to the Company for up to 180 days after his resignation. For his consulting services, Mr. Chin will be paid monthly based on his base salary level at the time of his resignation ($59,585 per month). He will not be entitled to participate in any employee benefits, including year-end bonus plans. The agreement also provides that Mr. Chin will comply with non-competition, non-solicitation and other covenants contained in his employment agreement but that such obligations will expire at the end of the consulting period.
     The foregoing description of the Resignation and Release Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.
     In connection with Mr. Clerico’s appointment as Chairman of the Board and interim Chief Executive Officer, Mr. Clerico was awarded a restricted stock grant for 143,885 shares of the Company’s common stock (valued at $600,000 based upon the closing price of the common stock on October 17, 2008). The restricted stock award was approved by the Compensation Committee of the Board and issued under the Company’s 2005 Equity Incentive Plan which has previously been approved by the Company’s shareholders. So long as Mr. Clerico serves as interim Chief Executive Officer, he will forego his regular outside director compensation.
     A copy of the press release announcing Mr. Chin’s resignation and the appointment of Mr. Clerico is furnished herewith as Exhibit 99.1 and is incorporated by reference herein in its entirety.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.
10.1	Resignation and Release Agreement between B.K. Chin and the Company dated October 16, 2008.

99.1	Press release dated October 16, 2008 updating guidance for the quarter ended September 30, 2008, announcing the resignation of B.K. Chin as Chairman and CEO and the appointment of John A. Clerico as Chairman and interim CEO.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
Date: October 22, 2008	By:	/s/ PETER S. ATKINSON
Peter S. Atkinson
President

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

10.1	Resignation and Release Agreement between B.K. Chin and the Company dated October 16, 2008.

99.1	Press release dated October 16, 2008 updating guidance for the quarter ended September 30, 2008, announcing the resignation of B.K. Chin as Chairman and CEO and the appointment of John A. Clerico as Chairman and interim CEO.